UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 17, 2015

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in BioTime’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that BioTime may make with the Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, BioTime disclaims any intent or obligation to update these forward-looking statements.

The information contained in Item 7 of this Report and Exhibit 99.1 shall be deemed “furnished” and not “filed” under the Securities Exchange Act of 1934, as amended.

Section 7 - Regulation FD

Item 7.01 - Regulation FD Disclosure

On September 17, 2015, we closed the equity financing we announced on September 14, 2015, through which we received $8,578,349 through the sale of 2,607,401 common shares. In addition, certain of our subsidiaries sold 175,000 BioTime common shares for their own accounts in separate at the market transactions and received approximately $570,490 of net proceeds from the sale of those BioTime shares. We intend to invest in our subsidiary OncoCyte Corporation most of the proceeds that we received from our sale of shares. OncoCyte and the other BioTime subsidiaries that sold BioTime shares for their own accounts intend to use the net proceeds from the share sales to finance clinical trials or to finance their research and development programs, to prepare for commercialization of new products, or for general working capital purposes.

The common shares sold by BioTime were offered and sold pursuant to a prospectus supplement dated as of September 14, 2015, which has been filed with the Securities and Exchange Commission in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-201824), which became effective on February 12, 2015, and the base prospectus dated February 12, 2015. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: September 17, 2015	By:	/s/ Robert W. Peabody
Senior Vice President and
Chief Financial Officer